Exhibit 99.1

FOR IMMEDIATE RELEASE:

August 3, 2011

USEC Reports Second Quarter 2011 Results and Provides ACP Update

•	Gross profit of $33.2 million dollars; net loss of $21.2 million after advanced technology expense of $33.5 million
•	Cash flow from operations generate $286 million in first half of 2011; cash balance of $340 million on June 30, 2011
•	Reviewing structuring options to address DOE loan guarantee concerns
•	2011 financial guidance updated; gross profit margin higher than prior guidance

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $21.2 million or 18 cents per share for the quarter ended June 30, 2011, compared to net income of $7.2 million or 4 cents per diluted share (6 cents per basic share) for the second quarter of 2010. For the six-month period ended June 30, 2011, USEC reported a loss of $37.8 million or 31 cents per share compared to a loss of $2.5 million or 2 cents per share in the first half of 2010.

The financial results for the quarter and six-month period ended June 30, 2011,  reflect the anticipated decline in the gross profit margin and higher advanced technology costs associated with the American Centrifuge project year-over-year that were not offset by a cost-sharing program that was in place in 2010 with the Department of Energy (DOE).

“Although our bottom line was a net loss, the quarterly gross profit of $33 million was higher than initially projected. Our efforts to manage costs are expected to result in a gross profit margin for the full year of 6 percent, up from the 4 to 5 percent in our original guidance,” said John K. Welch, USEC president and chief executive officer.  “Our continued investment in the American Centrifuge project resulted in the net loss, but that spending keeps the project in a condition where it can be ramped up again more quickly and at less cost than if it was fully demobilized.

“Our ongoing discussions with DOE on a loan guarantee were not concluded in July as we had hoped. These discussions have made it clear that DOE wants to see the project move forward. We believe they recognize the national significance of the project, the importance of having a U.S.-owned and operated enrichment plant, the long-term implication for both nuclear energy and national security, and the project’s economic benefits, including approximately 8,000 jobs during construction,” Welch said.

“We have continued to work constructively with DOE, and our strategic investors Babcock & Wilcox and Toshiba, on the deployment of the American Centrifuge project. DOE has recently indicated that USEC needs additional financial and project execution depth to achieve a manageable credit subsidy cost and to proceed with our loan guarantee.

“We continue to strengthen the project by adopting the best operating practices developed over 50 years of safe operations at the Paducah plant and by working closely with our strategic investors to optimize our execution of the project,” Welch said.

 “We are working with DOE and its advisors on reviewing structuring options to address DOE’s remaining concerns. We have retained financial advisors who are helping us to review these options and our strategic alternatives. We expect to make decisions on the path to follow in the near term,” Welch said.  “We remain very mindful of the company’s financial ability to continue spending on the project, as well as the patience of our investors, customers and suppliers.”

Revenue

Revenue for the second quarter was $454.4 million, a decrease of $5.3 million compared to the same quarter of 2010. Revenue from the sale of separative work units (SWU) for the quarter was $330.3 million, a decrease of less than $1 million compared to the same period last year. The volume of SWU sales declined 1 percent in the quarter and the average price billed to customers increased 1 percent. For the six-month period, SWU revenue was $638.8 million, an increase of 7 percent over the same period in 2010. The volume of SWU sold increased 3 percent and the average price billed to customers increased 3 percent, reflecting the specific contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years.

Revenue from the sale of uranium in the second quarter was $67.8 million, a decrease of $1.8 million from the same quarter last year. The quarterly results reflect a 27 percent decrease in uranium volume sold but average prices that were 35 percent higher compared to the 2010 period due to the mix and timing of uranium contracts. Uranium revenue in the six-month period was $81.8 million with a similar decline in volume sold and higher prices billed to customers.

Revenues from our contract services segment in the second quarter and six-month periods ended June 30, 2011 were $56.3 million and $114.3 million, a decrease of 5 percent and 6 percent, respectively, compared to the corresponding periods of 2010. These declines reflect reduced site services at Portsmouth as work is transferred to the new decontamination and decommissioning contractor as well as fee recognition on certain contracts in the first quarter of 2010. Revenues by NAC International increased $7.9 million in the three-month period and $10.7 million in the six-month period primarily as result of increased sales of dry cask storage systems.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At June 30, 2011, deferred revenue totaled $158.5 million, a decrease of $17.6 million from December 31, 2010. The gross profit associated with deferred revenue as of June 30, 2011, was $6 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter and six-month period ended June 30, 2011, for SWU and uranium was $368.6 million and $675.8 million, an increase of 3 percent and 8 percent, respectively, compared to the corresponding periods in 2010. The increased cost of sales was due to higher SWU unit costs, partially offset by lower uranium sales volume. Cost of sales per SWU was 10 percent higher in the quarter and 9 percent higher in the six-month period compared to the corresponding periods of 2010. Excluding the effect of a change to the estimate of our share of future demolition and severance costs for a power plant built to supply power to the Paducah plant that reduced cost of sales and other long-term liabilities by $7.8 million in the second quarter of 2010, cost of sales per SWU was 7% higher in both the three and six-month periods of 2011 compared to the corresponding periods of 2010.  Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs declined $38.0 million or 18 percent and $50.2 million or 11 percent in the quarter and six-month periods, respectively, as production volume declined to more closely match anticipated sales for the year. The unit production cost increased 9 percent and 10 percent in the three and six-month periods compared to the corresponding periods in 2010.  We purchased 21 percent less electricity in the first half of 2011 than we did in 2010 under our contract with Tennessee Valley Authority (TVA), but the average cost per megawatt hour increased 7 percent due to higher TVA fuel cost adjustments as well as the fixed annual increase in the contract price. We expect to purchase approximately 5.5 million SWU under the Megatons to Megawatts program in 2011 at a price paid to Russia that is 3 percent higher than in 2010. Purchase costs declined $43.1 million in the six-month period reflecting reduced volumes due to timing of deliveries.

Cost of sales for contract services was $52.6 million in the second quarter, a decrease of $4.4 million or 8 percent over the same period last year, reflecting a decreasing level of contract services work at the Portsmouth site, partially offset by higher costs associated with increased sales at our subsidiary NAC International and a curtailment charge. In the six-month period of 2011, cost of sales for contract services was $112.0 million, an increase of $4.2 million or 4 percent. Cost of sales in the three and six months ended June 30, 2011 for the contract services segment reflect curtailment charges of $1.9 million and $5.1 million, respectively, for the retirement benefit plans in connection with the transition of USEC employees to a new contractor following the expiration of the cold shutdown contract on March 28, 2011.

The gross profit for the second quarter was $33.2 million, a decrease of $10.9 million or 25 percent over the same quarter in 2010. In the six-month period, the gross profit was $47.1 million, a decrease of $23.7 million or 33 percent compared to the same period last year. The gross profit margin for the 2011 periods was 7.3 percent and 5.6 percent, respectively.  Gross profit for the LEU segment in both 2011 periods was lower due to higher costs, partially offset by higher average selling prices for SWU and uranium.

Selling, general and administrative expenses in the six-month period were $32.2 million, an increase of $2.8 million over the same period in 2010, primarily due to slightly higher salary and employee benefit costs in 2011 and a favorable lease adjustment of $0.5 million in the second quarter of 2010.

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $33.5 million in the quarter compared to $26.0 million in the second quarter of 2010.  For the six-month period of 2011, advanced technology expense was $60.2 million, compared to $51.7 million in the corresponding period last year. In March 2010, we reached a cooperative agreement with DOE to provide for pro-rata cost sharing support for American Centrifuge activities. We completed that program in January 2011 and recorded $0.6 million in other income for the six-month period ending June 30, 2011. During the same six-month period of 2010, the DOE’s 50 percent pro-rata share recorded in other income was $20 million. For the 2011 periods, USEC expensed $9.6 million of previously capitalized construction work in progress costs relating to a number of centrifuge machines and associated capitalized interest costs. The centrifuge machines expensed are no longer considered to have future economic benefit because they were irreparably damaged during lead cascade operations. There is no machine technology, machine design or machine manufacturing issue associated with this expense. Advanced technology expense includes expenses by NAC to develop its MAGNASTOR™ storage and transportation technology of $0.7 million during the six-month period of 2011 compared to $1.0 million in the same period of 2010.

Cash Flow

At June 30, 2011, USEC had a cash balance of $340.2 million compared to $149.8 million at March 31, 2011 and $151.0 million at December 31, 2010. Cash flow provided by operations in the first half of 2011 was $285.6 million, compared to cash flow provided by operations of $173.2 million in the previous year.  The decline in accounts receivable provided cash of $174.6 million in the six months ended June 30, 2011. The decrease resulted from above-average sales in the fourth quarter of 2010 due to the timing of customer orders and deliveries. Net inventories declined $173.9 million in the six-month period, monetizing inventory produced in the prior year. Payables under the Russian Contract declined $56.0 million due to the timing of deliveries, representing a significant use of cash flow in the first half of 2011. Capital expenditures, primarily related to the ACP, totaled $91.0 million during the 2011 six-month period compared to $87.9 million in the same period last year.

Update on the American Centrifuge Project

The American Centrifuge project is at a critical point regarding continued funding. To continue our current pace of spending and maintain our current investment in the ACP, we need to obtain a conditional commitment for the loan guarantee from DOE and close on the $50 million second phase of the strategic investment by Toshiba and Babcock & Wilcox (B&W). The second closing of the strategic investment by Toshiba and B&W is conditioned on our obtaining a conditional commitment for a loan guarantee of not less than $2 billion from DOE.  The securities purchase agreement governing the transaction provided that it may be terminated by us or each of the investors (as to such investor’s obligations) if the second closing did not occur by June 30, 2011.  We did not receive a conditional commitment from DOE by June 30th and therefore did not close on the second phase of the strategic investment by that date. On June 30, 2011, we entered into a standstill agreement with Toshiba and B&W pursuant to which each party agreed not to exercise its right to terminate the securities purchase agreement prior to August 15, 2011. Our ability to continue spending will be subject to our cash flow from operations and liquidity. Without a conditional commitment, we likely would have to further demobilize and reduce investment in the project.

We have been working with DOE since October 2010 on the terms of a conditional commitment for a $2 billion loan guarantee for the American Centrifuge project. In April 2011, the DOE Loan Guarantee Program Office substantially completed the due diligence and negotiation stage of the application process, including a draft term sheet, and advanced the ACP application to the next phase for review in parallel by DOE’s credit group and by the White House Office of Management and Budget and the National Economic Council, as well as the Department of the Treasury. This review includes the establishment of an estimated range of credit subsidy cost. Credit subsidy cost is charged by the U.S. government to cover the risk of estimated shortfalls in loan repayments. It represents the net present value of the estimated long-term cost to the U.S. government of the loan guarantee. As discussed above, on June 30, 2011, we entered into a standstill agreement with Toshiba and B&W through August 15, 2011, to provide an additional limited period of time to complete this review process and obtain a decision from DOE on the conditional commitment.  DOE has recently indicated that it believes that USEC needs to further improve its financial and project execution depth to achieve a manageable credit subsidy cost estimate and to proceed with the DOE loan guarantee. We are working with DOE and DOE’s advisors on reviewing structuring options to address DOE’s remaining concerns in order to move forward on the American Centrifuge Project and to obtain a conditional commitment and DOE loan guarantee. In addition, USEC has retained financial and other advisors to assist USEC in this review of structuring options and in reviewing and pursuing strategic alternatives.

In parallel, we are continuing discussions with Toshiba and B&W with respect to the status and timing of the DOE loan guarantee process and its impact on closing of the next phase of the Toshiba and B&W investment and on the current standstill agreement. After obtaining a conditional commitment, we will need to conclude final documentation and satisfy any technical, financial and other conditions to funding in order to close on financing.  USEC also continues discussions with Japanese export credit agencies regarding financing $1 billion of the cost of completing the ACP. However, USEC has no assurance that it will be successful in obtaining any or all of the financing it is seeking or that it will not need additional capital.

In support of our DOE loan guarantee application, we continue to operate a lead cascade test and demonstration program with AC100 commercial plant machines at the Piketon, Ohio plant. On May 20, 2011, we submitted to the NRC a request to extend our operating license for the lead cascade which was scheduled to expire on August 23, 2011. On July 15, 2011, the NRC concluded that our application was complete, but deferred conducting a review of our application unless we request to continue lead cascade operations beyond the summer of 2012. Under applicable law, our license will not expire pending NRC's review of a complete application. Our suppliers are building components and we are assembling machines for the lead cascade program, demonstrating machine manufacturing capability and sustaining key infrastructure for remobilization. By increasing the number of operating machine hours we provide additional assurance of performance, reliability and plant availability.

On June 11, 2011, during a routine monthly maintenance action, an electrical fault in the plant support systems caused a power interruption that eventually led to the failure of some of the machines in the Lead Cascade. There were no injuries and there was no release of radiation or contamination as a result of this event even though most of the machines were operating on uranium gas at the time. The cost of these damaged machines was included in the $9.6 million expensed in the second quarter of previously capitalized construction work in progress costs. A thorough analysis of the event was completed and has been provided to DOE. The June event was not related to machine technology, machine design or machine manufacture. All of the available centrifuges have returned to operation in the lead cascade test and demonstration program, and additional centrifuges will be added over the next several months.

Effective May 1, 2011, we launched with B&W a joint company for the manufacture and assembly of AC100 centrifuge machines. The joint company, known as American Centrifuge Manufacturing, consolidates the authority and accountability for centrifuge machine manufacturing and assembly in one business unit which assumes contractual accountability over the family of centrifuge parts manufacturers.  With this consolidation, the entire manufacturing program can be managed centrally for cost efficiency, lean manufacturing, and application of consistent standards of high quality across the entire machine manufacturing base.

In recent months, as part of our effort to reduce or mitigate project risks, certain key suppliers and sub-suppliers conducted production runs in their facilities for a period of time to successfully demonstrate production of machine components and assembly at a sustained production rate that we expect to reach during high-volume machine manufacturing. The production demonstration was also intended to provide suppliers with experience that would facilitate a transition to fixed-price contracts.

Fluor Corporation is the primary engineering supplier for the commercial plant and will perform certain construction activities. Other commercial plant work will be performed by other contractors, with USEC performing construction management for those activities.

2011 Outlook Updated

USEC is providing a mid-year update to our 2011 financial guidance. We expect revenue for the full year to be $1.7 billion, unchanged from our initial guidance.  Within that total revenue, we expect SWU revenue to be slightly below $1.4 billion and uranium revenue to be $150 million. Our projection for SWU volume sold has declined by 3 percent from earlier guidance but we continue to see a 3 percent increase in the average price billed to customers. The contract services segment, which includes the close-out of work for DOE at the former Portsmouth Gaseous Diffusion Plant, is now expected to have revenue of approximately $200 million or $50 million more than our initial guidance. The higher revenue reflects additional services provided by USEC as the decontamination and decommissioning project at Portsmouth is handed over to a DOE contractor and additional sales of dry storage systems by our subsidiary, NAC International.

On the cost side of the LEU segment, electric power continues to be the largest cost component at approximately 70 percent of the cost of SWU production. Under the terms of our contract with TVA, we are buying less electricity in 2011 than in 2010. We also coordinated with TVA to ramp down power purchases to our summer operations level earlier than planned due to flooding in the Tennessee Valley. The resulting reduction in power purchases will lower our cost of sales, partially offset by higher than expected fuel cost adjustments paid to TVA. We continue to evaluate our TVA load profile and production requirements through the end of our power supply contract with a goal of optimizing power purchases and decreasing our exposure to TVA fuel cost volatility. We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program. The purchase price paid to Russia in 2011 is 3 percent higher than in 2010, but the average inventory cost reflects the impact of an 8 percent increase in purchase cost in 2010 compared to 2009.

Over the past several years, the year-over-year increase in the cost of electricity and purchase price of SWU from Russia has been greater than the increase in our average price billed to customers, which has tightened gross margins. However, based on lower production costs in 2011 and slightly higher average prices billed to customers than anticipated in our prior guidance, we now anticipate our gross profit margin for 2011 will be approximately 6%, an improvement over our initial guidance of 4% to 5%.  Based on this revised guidance, we expect the gross profit for 2011 to be approximately $100 million.

Below the gross profit line, we expect our selling, general and administrative expense to be approximately $60 million. The amount of spending related to the American Centrifuge project continues to be a function of our progress toward a conditional commitment and timely financial closing on a DOE loan guarantee and related funding. We expect total spending, both capitalized and expensed, to be approximately $145 million through August 31, 2011. As previously disclosed, our spending on the American Centrifuge in 2011 has been incrementally allocated as we continue to evaluate our spending plan and our path toward a DOE loan guarantee commitment. Spending on the project has a significant effect on net income and cash flow, and because the spending level continues to be uncertain, USEC is not providing guidance on net income or cash flow at this time. Taking into account spending on the project to date and our anticipated gross profit margin, we expect to report a net loss each quarter in 2011. We do, however, expect our current enrichment operations to generate positive cash flow from operations.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment or changes to our power purchases from our current projection;

•	Closing out contract services work at Portsmouth and recognition of estimated contract closeout costs to be recovered from DOE as well as amounts previously billed and owed;

•	Movement and timing of customer orders;

•	Actions by DOE regarding financing of the American Centrifuge and supporting its continued development;

•	Ongoing review and evaluation of the value of capitalized costs that are part of ACP construction that could be charged to expense;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	The timing of recognition of previously deferred revenue.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

###

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee from the U.S. Department of Energy (“DOE”) for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by DOE and the timing of any loan guarantee; our ability to develop and consummate a structuring option acceptable to DOE or to develop and consummate a strategic alternative transaction, and the timing thereof; our ability to reach agreement with DOE on acceptable terms of a conditional commitment, including the timing of any decision and the determination of credit subsidy cost, and our ability to meet all required conditions to funding; our ability to obtain additional financing beyond the $2 billion of DOE loan guarantee funding for which we have applied, including our success in obtaining Japanese export credit agency financing of $1 billion; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet the November 2011 financing milestone and other milestones under the June 2002 DOE-USEC Agreement; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including our ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions and our ability to close on the second phase of the transactions prior to the outside date of August 15, 2011 under the standstill agreement, and the impact of a failure to consummate the transactions on our business and prospects; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; the economics of extended Paducah plant operations, including our ability to negotiate an acceptable power arrangement and our ability to obtain a contract to enrich DOE’s depleted uranium; our dependence on deliveries of LEU from Russia under the Russian Contract and on a single production facility; risks related to the implementing agreements needed for our new supply contract with TENEX to become effective; limitations on our ability to import the Russian LEU we buy under the new supply contract into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government including uncertainty regarding the impacts on our business of the transition of government services performed by us at the former Portsmouth gaseous diffusion plant to the new decontamination and decommissioning contractor; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of the recent natural disaster in Japan on the nuclear industry and on our business, results of operations and prospects; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact on our results of operations; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com.  Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contact:

Media: Paul Jacobson (301) 564-3399

Investors: Steve Wingfield (301) 564-3354

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Separative work units	$330.3	$331.0	$638.8	$597.6
Uranium	67.8	69.6	81.8	85.2
Contract services	56.3	59.1	114.3	121.6
Total revenue	454.4	459.7	834.9	804.4
Cost of sales:
Separative work units and uranium	368.6	358.6	675.8	625.8
Contract services	52.6	57.0	112.0	107.8
Total cost of sales	421.2	415.6	787.8	733.6
Gross profit	33.2	44.1	47.1	70.8
Advanced technology costs	33.5	26.0	60.2	51.7
Selling, general and administrative	16.7	14.3	32.2	29.4
Other (income)	-	(10.3)	(3.7)	(20.0)
Operating income (loss)	(17.0)	14.1	(41.6)	9.7
Interest expense	0.1	0.1	0.1	0.1
Interest (income)	(0.1)	(0.1)	(0.3)	(0.2)
Income (loss) before income taxes	(17.0)	14.1	(41.4)	9.8
Provision (benefit) for income taxes	4.2	6.9	(3.6)	12.3
Net income (loss)	$(21.2)	$7.2	$(37.8)	$(2.5)
Net income (loss) per share – basic	$(.18)	$.06	$(.31)	$(.02)
Net income (loss) per share – diluted	$(.18)	$.04	$(.31)	$(.02)
Weighted-average number of shares outstanding:
Basic	121.1	112.9	120.3	112.3
Diluted	121.1	161.4	120.3	112.3

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$340.2	$151.0
Accounts receivable, net	134.0	308.6
Inventories	1,717.2	1,522.5
Deferred income taxes	22.7	47.5
Deferred costs associated with deferred revenue	152.5	152.9
Other current assets	95.4	71.6
Total Current Assets	2,462.0	2,254.1
Property, Plant and Equipment, net	1,286.7	1,231.4
Other Long-Term Assets
Deferred income taxes	219.5	204.5
Deposits for surety bonds	140.8	140.8
Deferred financing costs, net	11.6	10.6
Goodwill	6.8	6.8
Total Other Long-Term Assets	378.7	362.7
Total Assets	$4,127.4	$3,848.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$141.9	$172.4
Payables under Russian Contract	145.2	201.2
Inventories owed to customers and suppliers	1,084.4	715.8
Deferred revenue and advances from customers	188.5	179.1
Credit facility term loan	85.0	-
Total Current Liabilities	1,645.0	1,268.5
Long-Term Debt	530.0	660.0
Convertible Preferred Stock	83.3	78.2
Other Long-Term Liabilities
Depleted uranium disposition	135.3	125.4
Postretirement health and life benefit obligations	184.8	178.7
Pension benefit liabilities	145.8	145.4
Other liabilities	78.1	78.2
Total Other Long-Term Liabilities	544.0	527.7
Stockholders’ Equity	1,325.1	1,313.8
Total Liabilities and Stockholders’ Equity	$4,127.4	$3,848.2

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities
Net (loss)	$(37.8)	$(2.5)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	30.2	19.5
Deferred income taxes	7.3	14.5
Other non-cash income on release of disposal obligation	(0.6)	(20.0)
Capitalized convertible preferred stock dividends paid-in-kind	5.1	-
Gain on extinguishment of convertible senior notes	(3.1)	-
Changes in operating assets and liabilities:
Accounts receivable – decrease	174.6	70.3
Inventories, net – decrease	173.9	44.3
Payables under Russian Contract – increase (decrease)	(56.0)	53.8
Deferred revenue, net of deferred costs – increase	10.2	31.6
Accrued depleted uranium disposition – increase (decrease)	9.9	(40.6)
Accounts payable and other liabilities – (decrease)	(8.2)	(3.0)
Other, net	(19.9)	5.3
Net Cash Provided by Operating Activities	285.6	173.2

Cash Flows Used in Investing Activities
Capital expenditures	(91.0)	(87.9)
Deposits for surety bonds – net decrease	-	3.0
Net Cash (Used in) Investing Activities	(91.0)	(84.9)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	-	38.2
Repayments under revolving credit facility	-	(38.2)
Payments for deferred financing costs	(3.7)	(9.6)
Common stock issued (purchased), net	(1.7)	(2.5)
Net Cash (Used in) Financing Activities	(5.4)	(12.1)
Net Increase	189.2	76.2
Cash and Cash Equivalents at Beginning of Period	151.0	131.3
Cash and Cash Equivalents at End of Period	$340.2	$207.5
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$-
Income taxes paid, net of refunds	2.1	15.5